FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations:
Frank Henigman	Scott Liolios or Cody Slach
Chief Financial Officer	Liolios Group, Inc.
Rubio's Restaurants, Inc.	Tel (949) 574-3860
Tel (760) 929-8226	info@liolios.com
fhenigman@rubios.com

Rubio’s Restaurants Reports Third Quarter 2009 Results

Q3 Revenues Up 3% Quarter-over-Quarter to $48.4 Million,
Driving Net Income of $487,000 or $0.05 Per Share

CARLSBAD, CA – November 4, 2009 - Rubio's® Restaurants, Inc. (NASDAQ: RUBO) reported financial results for the third quarter and first thirty-nine weeks of the fiscal year ended September 27, 2009.

Third Quarter and First Thirty-Nine Weeks of 2009 Financial Highlights

•
Revenues in the third quarter of 2009 totaled $48.4 million, an increase of 3% from $47.0 million reported in the same year-ago quarter. Revenue for the first thirty-nine weeks of 2009 totaled a record $143.4 million, up 7% from $134.3 million in the same year-ago period.

•
Net income was $487,000 or $0.05 per basic and diluted share in the third quarter, a decrease of 38% from $789,000 or $0.08 per basic and diluted share in the same year-ago quarter. For the first thirty-nine weeks of 2009, net income was $1.2 million, or $0.12 per basic and diluted share, an improvement from net income of $379,000, or $0.04 per basic and diluted share in the same year-ago period.

•
Adjusted EBITDA (a non-GAAP measure as defined below) was $3.5 million or $0.35 per basic and diluted share in the third quarter, a decrease of 18% from $4.3 million or $0.43 per basic and diluted share in the year-ago quarter. For the first three quarters of 2009, a $1.2 million increase in operating income primarily drove adjusted EBITDA to a record $10.7 million or $1.07 per basic and diluted share, up 18% from $9.0 million or $0.91 per basic and diluted share in the same year-ago period.

•	Cash and cash equivalents at September 27, 2009 totaled $7.4 million, up 27% from $5.8 million at the end of fiscal 2008.

Third Quarter 2009 Operating Highlights

Comparable store sales (stores operating for more than 15 months) decreased 2.7% versus a comparable store sales decrease of 2.1% in the same quarter last year. The impact of decreased transaction volume more than offset an increase in the average check per customer.

Average unit volume was slightly more than $1.0 million, which was virtually unchanged from the same year-ago quarter.

Restaurant operating margins (a non-GAAP measure as defined below) were 16.1%, as compared to 17.7% in the same year-ago quarter.

As a percentage of restaurant sales, restaurant labor cost increased by 130 basis points and restaurant occupancy and other costs rose by 200 basis points versus the same quarter last year, while cost of sales decreased by 180 basis points. The increase in restaurant labor cost as a percentage of sales was primarily attributable to deleveraging manager salaries caused by decreased comp sales as well as the third quarter of 2008 having benefited from a favorable workers’ compensation reserve adjustment of $181,000. The increase in restaurant occupancy and other costs was primarily due to higher advertising expenditures, including the cost of a segmentation study designed to help us better understand our target guests, as well as higher repair and service contracts expense associated with a preventative maintenance program implemented during the fourth quarter of 2008 that focused on better maintaining restaurant equipment. The decrease in cost of sales as a percentage of sales was driven primarily by the impact of menu price increases which the company was able to leverage through favorable supply agreements and product reformulation efforts.

General and administrative expenses were $4.5 million, which is consistent with $4.5 million in the same year-ago quarter. As a percentage of sales, general and administrative expenses decreased to 9.3% from 9.6% in the same year-ago quarter.

Rubio’s opened two restaurants in the third quarter of 2009, as compared to three in the same period a year-ago, increasing the total to nine units opened during 2009. Pre-opening expenses in the third quarter of 2009 were $63,000, a decrease of 52% from $130,000 in the same quarter last year.

Management Commentary

“We are encouraged by our ability to produce record year-to-date revenues and adjusted EBITDA in this challenging economy,” said Dan Pittard, Rubio’s president and CEO. Overall, the third quarter demonstrated Rubio’s continues to have a winning strategy for Fast Casual, which has become the fastest growing segment of the restaurant industry.

“We offer an attractive casual ambiance and menu selection at prices significantly below casual dining price points. Our market research confirms that a growing number of guests understand this value proposition, and we believe we are very well-positioned now and when the economy improves.”

Rubio’s CFO, Frank Henigman, commented: “We ended the quarter with $7.4 million in cash and no debt, positioning us well from a liquidity standpoint as we began the fourth quarter. Under the current economic conditions, we continue to seek financial flexibility and pursue ways to improve our cost structure.”

Conference Call

Rubio’s will host a conference later today (November 4, 2009) at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss the financial results for the quarter and first thirty-nine weeks of 2009.

The conference call will be broadcast simultaneously and available for replay via the investor section of the company's Web site at www.rubios.com. If you have any difficulty connecting with the conference broadcast, please contact the Liolios Group at 1-949-574-3860.

About the Presentation of Non-GAAP Financial Information

Regulation G, “Disclosure of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. The company provides two non-GAAP financial measures, “restaurant operating margins” and “adjusted EBITDA.”

The company uses restaurant operating margins to evaluate the performance of its restaurants. Restaurant operating margin is calculated by dividing restaurant sales less cost of sales, restaurant labor and restaurant occupancy and other by restaurant sales.

The company also provides adjusted EBITDA, which is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income or a measure of liquidity. The company’s management uses adjusted EBITDA as a measure of operating performance and in their evaluation of funding requirements for future development and other needs. Adjusted EBITDA is calculated as net income (loss) plus (less) income tax expense (benefit), (plus) less other expense/income, plus loss on disposal/sale of property, plus asset impairment and store closure expense or less store closure reversal, plus depreciation and amortization, plus stock compensation expense.

The differences between adjusted EBITDA and GAAP net income for the 13-week quarters and 39-weeks of 2008 and 2009 are indicated as follows:

	For the Thirteen Weeks Ended
	Q1 2009	Q2 2009	Q3 2009	Q1 2008	Q2 2008	Q3 2008
Net income (loss)	245	512	487	(745)	335	789
Income tax expense (benefit)	150	214	151	(497)	244	413
Interest, net	33	38	21	(1)	32	42
Loss on disposal/sale of property	85	99	75	104	58	57
Asset impairment and store closure expense (reversal)	-	359	26	(91)	45	-
Depreciation and amortization	2,496	2,449	2,480	2,259	2,332	2,420
Share-based compensation	226	247	264	349	361	529

ADJUSTED EBITDA	$3,235	$3,918	$3,504	$1,378	$3,407	$4,250

	For the Thirty-Nine Weeks Ended
	Q3 2009	Q3 2008
Net income	1,244	379
Income tax expense	515	160
Interest, net	92	73
Loss on disposal/sale of property	259	219
Asset impairment and store closure expense (reversal)	385	(46)
Depreciation and amortization	7,425	7,011
Share-based compensation	737	1,239

ADJUSTED EBITDA	$10,657	$9,035

Management believes these non-GAAP financial measures provide important supplemental information to investors. These measures should be used in addition to, and in conjunction with, results presented in accordance with GAAP. These measures should not be relied upon to the exclusion of the company’s GAAP financial measures. The company strongly encourages investors to review its financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)
Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill(R). The first Rubio's was opened in 1983 in the Mission Bay community of San Diego by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to chargrilled marinated chicken, lean carne asada steak, and slow-roasted pork carnitas, Rubio's menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily, and Rubio's uses canola oil with zero grams trans fat per serving. The menu includes tacos, burritos, salads and bowls, quesadillas, HealthMex(R) offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 195 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at http://www.rubios.com.

Safe Harbor Disclosure

Some of the information in this press release or the related conference call may contain forward-looking statements regarding future events or the future financial performance of the company. Please note that any statements that may be considered forward-looking are based on projections; that any projections involve judgment, and that individual judgments may vary. Moreover, these projections are based only on limited information available to us now, which is subject to change. Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond the company’s control, including, among others, the company’s comparable store sales results and revenues, the adverse effect the significant downturn in the economy has on the spending and dining out frequency of the company’s customers, the company’s product, labor expenses and other restaurant costs, the success of the company’s promotions, new product offerings and marketing strategies, the company’s ability to recruit and retain qualified personnel, adverse effects of weather and natural disasters, the adequacy of the company’s reserves related to closed stores or stores to be sold, increased depreciation or asset write downs, the company’s ability to manage ongoing and unanticipated costs, such as costs to comply with regulatory compliance and litigation costs, the company’s ability to implement a franchise strategy, the company’s ability to open additional restaurants in the coming periods that satisfy the company’s revenue objectives, the company’s ability to successfully resolve the company’s class action lawsuits filed in California and the effects of ever-increasing competition. These and other factors can be found in the company’s filings with the SEC including, without limitation, in the “Risk Factors” section of the company’s most recent Annual Report on Form 10-K. The company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

RUBIO’S RESTAURANTS, INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008

RESTAURANT SALES	$48,393	$46,938	$143,332	$134,167
FRANCHISE AND LICENSING REVENUES	38	74	103	153
TOTAL REVENUES	48,431	47,012	143,435	134,320

COST OF SALES	12,831	13,262	38,237	38,524
RESTAURANT LABOR	15,387	14,330	46,331	42,298
RESTAURANT OCCUPANCY AND OTHER	12,389	11,056	35,532	31,653
GENERAL AND ADMINISTRATIVE EXPENSES	4,521	4,513	13,076	13,561
DEPRECIATION AND AMORTIZATION	2,480	2,420	7,425	7,011
PRE-OPENING EXPENSES	63	130	339	488
ASSET IMPAIRMENT AND STORE CLOSURE EXPENSE (REVERSAL)	26	-	385	(46)
LOSS ON DISPOSAL/SALE OF PROPERTY	75	57	259	219

OPERATING INCOME	659	1,244	1,851	612
OTHER EXPENSE	(21)	(42)	(92)	(73)

INCOME BEFORE INCOME TAXES	638	1,202	1,759	539
INCOME TAX EXPENSE	151	413	515	160

NET INCOME	$487	$789	$1,244	$379

BASIC EARNINGS DATA
EPS	$0.05	$0.08	$0.12	$0.04

AVERAGE SHARES OUTSTANDING	10,021	9,951	9,979	9,951

DILUTED EARNINGS DATA
EPS	$0.05	$0.08	$0.12	$0.04

AVERAGE SHARES OUTSTANDING	10,087	10,039	10,024	10,013

	Percentage of Total Revenues		Percentage of Total Revenues
	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008

TOTAL REVENUES	100.0%	100.0%	100.0%	100.0%

COST OF SALES (1)	26.5%	28.3%	26.7%	28.7%
RESTAURANT LABOR (1)	31.8%	30.5%	32.3%	31.5%
RESTAURANT OCCUPANCY AND OTHER (1)	25.6%	23.6%	24.8%	23.6%
GENERAL AND ADMINISTRATIVE EXPENSES	9.3%	9.6%	9.1%	10.1%
DEPRECIATION AND AMORTIZATION	5.1%	5.1%	5.2%	5.2%
PRE-OPENING EXPENSES	0.1%	0.3%	0.2%	0.4%
ASSET IMPAIRMENT AND STORE CLOSURE EXPENSE (REVERSAL)	0.1%	0.0%	0.3%	0.0%
LOSS ON DISPOSAL/SALE OF PROPERTY	0.2%	0.1%	0.2%	0.2%
OPERATING INCOME	1.4%	2.6%	1.3%	0.5%
OTHER EXPENSE	0.0%	-0.1%	-0.1%	-0.1%
INCOME BEFORE INCOME TAXES	1.3%	2.6%	1.2%	0.4%
INCOME TAX EXPENSE	0.3%	0.9%	0.4%	0.1%
NET INCOME	1.0%	1.7%	0.9%	0.3%

(1)  As a percentage of restaurant sales

RUBIO’S RESTAURANTS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 27, 2009	December 28, 2008

CASH AND SHORT-TERM INVESTMENTS	$7,412	$5,816
OTHER CURRENT ASSETS	9,883	10,913
PROPERTY - NET	44,833	45,947
OTHER ASSETS	10,024	10,473
TOTAL ASSETS	$72,152	$73,149

CURRENT LIABILITIES	$18,292	$19,172
OTHER LIABILITIES	6,200	8,591
STOCKHOLDERS' EQUITY	47,660	45,386
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$72,152	$73,149